Exhibit 6.2

Perpetual License Agreement

This Perpetual License Agreement (hereafter “PL”) is entered into by and between IdentifySensors Fresh Food Enterprises LLC, an Ohio Limited Liability Company (hereafter “IS”) and IdentifySensors Biologics Corp, a Delaware Corporation (hereafter “ISB”), upon the terms and conditions herein this 22nd day of July, 2020.

WITNESSETH

WHEREAS, IS has developed and continues to develop sensors and detection systems based on carbon nanotube (“CNT”) and micro needle technology and other types of electrochemical and lateral flow sensors and has licensed rights to several patents, IP and knowhow and pending patents in this and related fields, which are listed on Exhibit A attached hereto and made a part hereof; and

WHEREAS, IS has licensed the name “IdentifySensors” trademarked in the U.S. Patent and Trademark office, and is licensed to use the trademarked name “IdentifySensors” and related trademarks.

WHEREAS, IS looking for applications where this Intellectual Property (“IP”) can be applied commercially; and

WHEREAS, ISB is a Delaware Corporation, formed and owned by IdentifySensors Fresh Food Enterprises (IS) to pursue the commercial application of IS CNT technology, patents, other sensors and products and other licenses to mitigate personal, operational and financial risks created by pathogens such as Covid19, MSRA and other pathogens in the general population and in fresh food such as fish and meat spoilage; and

WHEREAS, ISB desires to use the IS patents, technology, Products, and Enhancements thereto; and

WHEREAS, IS is licensing its patents, products, other licensed technology, and intellectual property to various market segments for commercial application to the participants in the defined market segment; and

NOW THEREFORE, in mutual consideration of the promises herein, the parties, namely IS and ISB, agree as follows:

1.       The Recitals above are incorporated herein and the parties acknowledge the accuracy of the same.

2.       For purposes of this PL, the following terms shall have the following meanings:

A.	PL shall mean this Perpetual License Agreement.

B.	IS shall mean IdentifySensors Fresh Food Enterprises LLC.

C.	ISB shall mean IdentifySensors Biologics Corp.

D.	Investors shall mean Qualified Investors.

E.	Patents shall mean IdentifySensors LLC and ISFFE’s patents and other licenses listed on Exhibit A, and any future patents of IS that are originated or acquired by IS using the CNT technology, other sensors or related thereto, or any Enhancements, or next generation thereof or additional licenses.

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F.	Products shall mean any and all products or services based in whole or in part that fall within the claims of the Patents, or using any of the technology in the Patents, or any derivation or Enhancement thereof, or any commercial application in the Fresh Food market segment.

G.	Other Products mean any product or service based in whole or in part or using any of the technology in the Patents or any derivation or enhancement thereof for any commercial application in any market other than the Fresh Food Segment.

H.	Fresh Food Segment shall mean the market consisting of retail delivery and sale of fish, meats, fruit and produce.

I.	Other Segments shall mean all markets other than the Fresh Food Segment; such as the Clinical Diagnostic Segment in exemplified by testing for Covid19, other viruses, MSRA and other pathogens harmful to man.

J.	Mission shall mean the Mission of the ISB, which will be to: 1) work with potential industry stakeholders to define the requirement for a real-time monitoring for temperature and chemical decomposition of fresh foods and 2) produce a final product for commercial sale based on robust bench tests and field evaluations. The mission set will be achieved only when ISB, together with its vendor/partners, achieves a commercial grade working product and system (sensor + wireless network and data analytics) that passes bench tests and achieves detection of chemical products of spoilage. Other missions shall be the development of a “at home” test for Covid19 and other viruses, as well as MRSA and other bacterial pathogens that may be found on fresh food.

K.	Enhancements shall mean all changes, modifications, improvements, derivations, next generation changes to the Products, Other Products, Patents, technology using or utilizing the Patents or any part thereof.

L.	Intellectual Property shall mean the Patents, Products, Other Products, Technology, Enhancements, Trade Names, Trademarks, Trade Secrets, Licenses and all processes, research and development, laboratory test requirements, processes and results, and proprietary information related to any of the aforementioned.

M.	Technology shall mean the specification, processes, prototypes, ingredients, algorithms, software, code, programming, hardware, and services related to the Products, Other Products, Patents, and Enhancements.

N.	Other Licenses shall mean licenses granted by IS to third parties or to IS from third parties for commercial application using the Patents and Technology and Enhancements for Other Products in other segments.

O.	Trade Secrets shall mean any confidential non-publicly known information relating to the manufacture use or sale of the products.

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3.        The parties acknowledge:

A.	IS has been licensed the Patents and Technology including the right to sublicense to ISB.

B.	All Products and Enhancements developed by ISB using this PL and the Patents, Technology, and any of the Intellectual Property shall constitute work for hire, and any and all rights originated by ISB shall be assigned upon demand to IS and IS shall own all intellectual property rights thereto including any Products, Other Products and Enhancements to both Products and Other Products and the Technology and Patents.

C.	For all Products and Enhancements developed by ISB and assigned to IS, IS shall license the rights to the Product, Other Products, Patents, Technology, Intellectual Property and Trade Secrets therefor; back to ISB for only the Covid19, other viruses, MSRA and other bacterial pathogens not related to detection of pathogens in food under the same terms and conditions as this PL. ISB has the obligation to disclose any and all Product, Other Products, Patents, Technology, Intellectual Property, Trade Secrets, developments or inventions made under this PL, within 30 days of the origination thereof.

D.	IS has the right to use the Trademark and trade names. ISB shall only use the words “Identify Sensors” in its name upon the terms and conditions herein.

4.        IS grants ISB an exclusive, perpetual, worldwide, royalty-free, sublicensable license to use and utilize the Patents, and Tradenames in only the Clinical Diagnostic Segment to detect Covid19, other viruses, MSRA and other pathogens, upon the terms and conditions herein. IS also grants ISB the right to enforce the Patents by initiating an action against accused infringers in the Clinical Diagnostic Segment.

5.      Term.

A.	The term of this PL is perpetual.

6.      There shall be no license fee or royalty for the PL.

7.      Further, ISB acknowledges that although no fees or royalties are due IS, all Products, Other Products, Technology, or Enhancements developed or conceived, produced, or created hereunder or by ISB shall continue to be work for hire, and assigned to IS upon demand so that IS shall continue to own the Intellectual Property rights related thereto in perpetuity.

8.      ISB shall have the sole and exclusive right to sell, manufacture, market, distribute and sublicense the Products and Enhancements to the Products in the Clinical Diagnostic Segment as long as the PL is in effect.

ISB may sell or assign the PL or rights thereunder in whole or in part with IS’s written consent provided IS and its legal counsel is satisfied that all of IS’s ownership interest, and rights in the Intellectual Property are maintained, approved and protected as a result of the same. Any such transaction transferring any rights under the PL from ISB to any third party shall be submitted to IS for approval and no such transfer shall be allowed or effective until approved by IS in writing. Any attempt to do so, without the consent of IS, shall result in automatic termination of the PL, without any further action required by IS.

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9.      ISB acknowledges that IS is granting Other Licenses to third parties related to commercial applications of the Patents and Technology and Enhancements in Other Products and Other Segments. These Other Licenses may result in Enhancements which will have commercial application and benefits to the Products and to the Clinical Diagnostic Segment.

IS shall make reasonable efforts to allow use of all Enhancements developed by third parties which relate to the Products and have application to the Clinical Diagnostics Segment to ISB pursuant to this PL for no charge to ISB. ISB acknowledges all Enhancements are owned by IS, and agrees any Enhancement having application to or in Other Products or Other Segments may be licensed by IS to third parties with no remuneration to ISB.

10.    Confidentiality.

(a)     As provided herein, IS has the rights to license the Patents, Technology, Products, Other Products, Enhancements, Intellectual Property, Technology, Trade Secrets, the trademarked name “Identify Sensors” and related trademarks and trade names as required by this PL. During the term of this PL and at all times thereafter, ISB agrees to maintain the confidentiality of IS’s Intellectual Property. ISB shall: (i) limit disclosure of any Intellectual Property to its managers, officers, employees, agents or representatives (collectively “Representatives”) who have a need to know such Intellectual Property in connection with the current or contemplated business to which this PL relates, and only for that purpose; (ii) advise its Representatives of the proprietary nature of the Intellectual Property and of the obligations set forth in this PL and require such Representatives to keep the Intellectual Property confidential; (iii) shall keep all Intellectual Property strictly confidential by using a reasonable degree of care, but not less than the degree of care used by it in safeguarding its own confidential information; and (iv) not disclose any Intellectual Property received by it to any third parties (except as otherwise provided for herein). ISB shall be responsible for any breach of this Confidentiality provision by any of its Representatives.

(b)    SB agrees to use the Intellectual Property solely in connection with the current or contemplated business to which this PL relates and not for any purpose other than as authorized by this PL without the prior written consent of an authorized representative of IS. No other right or license, whether expressed or implied, in the Intellectual Property is granted to ISB hereunder. Title to the Intellectual Property, or in the trademarked name “Identify Sensors” or any related trademarks and trade names will remain solely in IS. All developments of Intellectual Property by ISB derived from existing IS IP shall be for the benefit of IS and any modifications, Enhancements, and improvements thereof by ISB shall be the sole property of IS.

(c)    The parties acknowledge that the Intellectual Property to be disclosed hereunder is of a unique and valuable character, and that the unauthorized dissemination of the Intellectual Property would destroy or diminish the value of such information. The damages to IS that would result from the unauthorized dissemination or use or disclosure of the Intellectual Property would be impossible to calculate. Therefore, the parties to this PL hereby agree that IS shall be entitled to injunctive relief preventing the dissemination, disclosure or use of any Intellectual Property in violation of the terms hereof. Such injunctive relief shall be in addition to any other remedies available hereunder, whether at law or in equity. IS shall be entitled to recover its costs and fees, including reasonable attorneys’ fees, incurred in obtaining any such relief. Further, IS shall not be required to post a bond or show damage to the public to be entitled to injunctive relief, the same being expressly waived.

(d)    ISB shall immediately return and redeliver to IS all tangible material embodying the Intellectual Property provided hereunder and all notes, summaries, memoranda, drawings, manuals, records, excerpts or derivative information deriving there from and all other documents or materials (“Notes”) (and all copies of any of the foregoing, including “copies” that have been converted to computerized media in the form of image, data or word processing files either manually or by image capture) based on or including any Intellectual Property, in whatever form of storage or retrieval, upon the earlier of (i) the completion or termination of the dealings between the parties contemplated hereunder; (ii) the termination of this PL; or (iii) at such time as IS may so request. Alternatively, ISB, with the written consent of IS may immediately destroy any of the foregoing embodying Intellectual Property (or the reasonably nonrecoverable data erasure of computerized data) and, upon request, certify in a sworn Affidavit such destruction by an authorized officer of ISB supervising the destruction.

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11.    ISB shall notify IS immediately upon discovery of any unauthorized use or disclosure of Intellectual Property by ISB or its Representatives, and will cooperate with efforts by IS to help IS regain possession of Intellectual Property and prevent its further unauthorized use. Either IS or ISB, at its own expense, may initiate an action to enforce the Patents against accused infringers. The Party initiating the action will notify the other Party and identify the accused infringer(s). The other Party will cooperate in any such action (a) by agreeing to be named as party to the action solely to the extent necessary to maintain the action, and (b) by not granting any license under the PL to the identified accused infringer(s) until after such action is finally resolved. No Party will settle the action without the other Party's prior written consent, which consent will not be unreasonably withheld or delayed, if the terms of settlement would deprive the other Party of its rights in the asserted PL. Any recovery realized as a result of such suit, claim, or action or related settlement will first be applied pro rata to reimburse the Parties' reasonable costs and expenses in connection with such suit, claim, or action, and any remaining amounts will be retained by the Party initiating the action. ISB shall be responsible for all damages related to any unauthorized use and shall pay said damages to IS upon receipt of an itemized statement. ISB agrees to indemnify and defend and hold IS harmless against and from any suits, losses, damages, claims, demands, liabilities, costs and expenses (including reasonable attorney's fees and costs) which may be imposed upon or incurred by IS and which relate directly or indirectly to, or are incidental to, (i) any actual or alleged act or failure to act of ISB or anyone acting by, through, under or on behalf of ISB other than Managers appointed by IS; (ii) the manufacture, use, sale, or handling of any Products ordered by, sold or delivered to or on behalf a result of acts or omissions of ISB; or (c) ISB’s breach of or failure to comply with any of its obligations hereunder.

ISB agrees to indemnify and defend and hold IS harmless against and from any suits, losses, damages, claims, demands, liabilities, costs and expenses (including reasonable attorney's fees and costs) which may be imposed upon or incurred by IS and which relate directly or indirectly to, or are incidental to, (i) any actual or alleged act or failure to act of ISB or anyone acting by, through, under or on behalf of ISB; (ii) the manufacture, use, sale, or handling of any Products ordered by, sold or delivered to or on behalf a result of acts or omissions of ISB; or (c) ISB’s breach of or failure to comply with any of its obligations hereunder.

ISB agrees to indemnify and defend and hold IS harmless for any manufacturing defects in Products produced or contracted to be produced by a third party by ISB.

12.    Invalidity. If any provision in this PL or the application of any provision hereof to either party or to any circumstance shall be declared to be invalid, illegal or unenforceable for any reason whatsoever in any jurisdiction under present or future laws effective during the term of this Agreement, then (i) the validity, legality and enforceability of the remaining provisions hereof will not be affected or impaired thereby, (ii) any such invalidity, illegality or unenforceability shall not render such provision invalid, illegal or unenforceable in any other jurisdiction, and (iii) any such invalidity, illegality or unenforceability shall not render invalid, illegal or unenforceable the application of such provision to any other circumstance.

13.    Amendment. This PL may not be altered, varied, modified or amended except by written instrument signed by IS and ISB, or their successors.

14.    Entire Agreement. This PL, including other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein including the Operating Agreement of ISB. This PL supersedes all prior discussions, agreements, arrangements and understandings between the parties with respect to such subject matter. Each party hereto acknowledges receipt of a full and complete copy of this PL and declares that (i) no promises, representations or agreements, other than those contained herein, have been made or relied upon, and (ii) there are no conditions to this PL not expressed herein.

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A.	Notices. Any and all notices and other communications necessary or desirable to be served hereunder and shall either be personally delivered or sent by prepaid same-day or overnight delivery service, proof of delivery requested, or United States certified or registered mail, postage prepaid, return receipt requested, addressed as follows: If to ISB:

Identify Sensors Biologics Corp

20600 Chagrin Blvd Suite 450

Shaker Heights, Ohio 44122

WITH A COPY TO:

__________________

__________________

__________________

B.	If to IS:

IdentifySensors Fresh

Food Enterprises LLC

Attn: Greg Hummer

20600 Chagrin Blvd Suite 450

Shaker Heights, Ohio 44122

WITH A COPY TO:

Ann Marie Hawkins Hawkins

and Company, LLC

1267 West 9th Street, Suite 500

Cleveland, Ohio 44113

__________________

__________________

__________________

WITH A COPY TO:

__________________

__________________

__________________

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15.    Governing Law. Jurisdiction. This PL shall be governed by, construed and enforced in accordance with the laws of the State of Ohio. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this PL or the transactions contemplated hereby may be brought against any of the parties in the United States District Court for the Northern District of Ohio, Eastern Division, or any state court sitting in the City of Cleveland, Ohio, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. ISB agrees to jurisdiction in the courts in Ohio, including any federal or state court in Cuyahoga County, Ohio, and hereby knowingly and irrevocably waives any argument objecting to jurisdiction or venue in such courts.

16.    Waiver. No course of dealing on the part of, and no omission, failure or delay by, any party hereto with respect to the exercise of any right, power or privilege under this PL or under any other agreement, instrument or paper between the parties hereto shall operate as a waiver thereof or preclude any other right, power or privilege unless the time specified herein for exercise of such right, power or privilege has expired. The waiver by any party hereto of any right, power or privilege (or part thereof) arising out of any breach of any term, condition or provision of this PL shall not be construed as a waiver of any right, power or privilege (or other part thereof) arising out of any preceding or subsequent breach of the same term, condition or provision or any breach of any other term, condition or provision of this PL or of any other agreement, instrument or paper between the parties hereto. Notwithstanding the foregoing, any right, power or privilege herein can be waived, either generally or in a particular instance and either retroactively or prospectively, by any party entitled to the benefit of such right, power or privilege, provided that such waiver is in writing, is signed by the waiving party and is delivered to the party relying on such waiver by the party waiving such right, power or privilege.

17.    No Third Party Beneficiaries. Nothing in this PL, express or implied, is intended to benefit or create any right, cause of action or remedy in or on behalf of any person other than the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

18.    The parties entering into this PL represent the persons executing the PL on its behalf have the authority to do so.

19.    This PL is personal to ISB and no rights or obligations may be assigned by ISB without the prior written consent of IS. As a condition to any assignment the Assignee must agree to be bound by the terms herein.

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IN WITNESS WHEREOF, the parties hereto set their hands the day and year first above written.

“IS”

IdentifySensors Fresh Food Enterprises LLC

By:    /s/ Gregory Hummer

By:    Gregory Hummer

Its:    Managing Partner

“ISB”

IdentifySensors Biologics Corp

By:    /s/ Gregory Hummer

By:    Gregory Hummer

Its:    CEO & Director

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EXHIBIT A PATENTS

Patent No. 7176793 — nanosensor detection strip for enclosed container that transmits a corresponding resonance frequency, has a serial number and a power source.

Patent No. 7667593 — a strip, comprising of many detectors that can be as small as nano detectors, for detecting materials harmful to humans. The strip can include a GPS chip for tracking location and communicates wirelessly with hand-held devices (i.e. personal communication device or smartphone) and remote data terminals.

Patent No. 7911336 — detection devices can be embedded in at least one side of a container, coating of container wall or lining of a container (i.e. cellophane, skin wrap or pallet wrap).

Patent No. 8629770 — the sensor in an enclosed container, comprising of a working electrode with an ionic liquid layer or hydrogel that transports the harmful material therethrough.

Patent No. 8674827 — the sensors of the detection system are applied to a carried material using ink jet, silk screen or other method of electrophotograhy printing. The nanosensors can detect heat, chemicals, biological material, radioactive material, explosives or drugs.

Patent No. 9922525 — selectively detachable cell phone case that turns hand-held wireless device into a system for monitoring an environment of at least one chemical hazardous to human health.

Patent No. 10,490,053 — Monitoring chemicals and gases along pipes, valves and flanges

Patent Pending — devices, systems and methods for detecting chemicals in honey bee colonies and the surrounding natural ecosystem, including agricultural fields and infrastructure.

Patent Pending — devices, systems and methods for detecting chemicals in food or areas or materials that contact food or come into contact with the environment of food.

Patent Pending — systems and methods for measuring chemicals, analytes and other factors in food.

Patent Pending — systems and methods for measuring chemicals, analytes and other factors using a lateral flow mechanism.

Other Patents Pending – having to do with Lateral Flow detection & Detection of Covid19 and other pathogens.

Licensed IP and know how from Purdue University

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